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                                                                Exhibit 99.1


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                                 ITERATION 3
                                  5/1/2005
                                CONFIDENTIAL
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                                 Cenveo Inc.
                     First Quarter 2005 Earnings Release
                               Conference Call
                            Monday May 2nd, 2005
                        11:00 AM, MDST (1:00 PM EDST)


Susan Rheney - Chairman of the Board
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Michel Salbaing - Senior Vice President & Chief Financial Officer and acting
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CEO.

[Susan's introduction:]

Good morning ladies and gentlemen, and thank you for joining us today.

During this conference call we will cover the following:

     1. The Q1 results, which were in line with management's expectations for the quarter and with what we presented to you in our last conference call when we reviewed the drivers of our expected 2005 performance;

     2.   The factors affecting the financial expectations for 2005;

     3. The current actions prompted by the activity around our Stock and how the Board sees its role in this situation, and

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     4.   The Board's view that our strategy of driving organic top line growth and improving our execution is designed to create shareholder value


In summary, we remain confident in Cenveo's future as our strategy is demonstrating significant tangible results in growing sales. In 2005, we continue to work on our processes to further grow sales profitably and operate more efficiently. Were it not for the paper price increase in January and special charges taken in the quarter, we believe our results in this quarter would have been improved over Q1 of 2004. We believe our strategy will allow profits to continually grow, even if we experience continuing pricing pressure as we did in the second half of 2004.

I'd now like to pass the call over to Michel for the required Safe Harbor comments and his review of the financial reports attached to the press release.

[SAFE HARBOR STATEMENT - MICHEL SALBAING]


Thank you Susan, and again, good day ladies and gentlemen.

During the course of this conference today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received to this call, as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements we make today are intended to come within the SEC's safe-harbor with respect to such statements.

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In keeping with the Company's policies and SEC regulations, any estimates or forecasts discussed in this conference call are effective as of the date of this conference and we assume no obligation to update or re-affirm any such estimates or forecasts.


[FINANCIAL COMMENTARY - MICHEL SALBAING]


1. THE SUMMARY FINANCIAL RESULTS
   -----------------------------

As shown in the financial highlights attached to the press release, as well as in the Supplementary information to the press release, Cenveo's sales in the first quarter of 2005 were $449.6 million compared to $423.7 million in the same period last year a $26 million or 6% increase. Sales growth continues to reflect more robust markets, but mostly it reflects the success of our strategy and our ability to capture market share. We have had year over year organic growth in our quarterly sales every quarter for a year now. EBITDA in the first quarter was $24.9 million. As expected the margins we realized during the first quarter were lower at 5.5% EBITDA to sales, than the 7.4% achieved last year in the same period.

As we discussed in our last conference call, this reduction in profitability came from our inability to pass on paper price increases and other raw material cost increases immediately to some of our envelope customers and the generally lower profitability of the office products channel, where we have significant market share.

SG&A expenses increased this quarter as compared to last year. This increase we also expected and discussed in our February conference call. As we are meeting our internal

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goals we have provided for incentive programs. Management incentives were not accrued during 2004 since they had not been earned under the plan in effect in 2004. Also in the quarter we have incurred a significant portion of the costs relating to the change in CEO. These two factors account for virtually all of the increase in SG&A.

During the quarter we incurred $8.1 million of asset impairment and restructuring charges. These asset impairment charges (representing $7.1 million of the total charge) relate to operations in our Commercial Segment that operated at a loss throughout 2004 and continued to perform poorly in the first quarter of 2005. It became apparent during the quarter that the plans that had been developed to make these operations profitable again were not likely to succeed as quickly as we expected. We therefore expect that the long-lived assets at these plants now have a shorter useful life than originally thought.

Net loss for the quarter was $22.6 million or $0.47 per share compared to a net loss of $16.5 million last year or $0.35 per share. The tax expense we incurred during the quarter, notwithstanding the fact that we had a loss before income taxes, was the result of taxes we are providing for our Canadian operations and an increase in our valuation allowance to offset tax assets created during the quarter. We expect to do this throughout 2005 to the extent additional tax assets are created.


2. CASH FLOW & CAPITAL STRUCTURE
   -----------------------------

During the quarter, the use of cash in operations was approximately $26 million, some $12 million more than in the first quarter last year. This is a reflection of both the increase in sales and the seasonality of our business. We invested

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$22.9 million in working capital which was $13.8 million more than the investment made in the first quarter of 2004. Although this is some $4 million more use than our expectations it does not change our view that our operations are expected to generate $35 million of free cash flow during the whole of 2005.

Total debt as of March 31, was $802 million up $32 million from the end of last year. We expect our total debt to be reduced to the $730 to $740 million range by the end of the year 2005.

Our interest costs were $18.2 million during the quarter, a little lower than the $18.4 million last year. The slightly lower average borrowing rate this quarter counteracted the fact that we carried a higher average debt load during the quarter than we did in the same period last year.

With our present debt structure, where 84% of our debt is at fixed rates, our capital structure is not vulnerable to interest rate hikes. As interest rates are starting to increase we expect to be able to lower our interest costs later this year as we reduce our borrowings on our revolving facility through the generation of free cash flow. We have no significant maturities before 2012 since we expect that there will be no amounts outstanding on our revolving facility when it matures in 2008.


Now an update by segment:


FIRST THE COMMERCIAL SEGMENT

Sales in the first quarter increased in the Commercial Segment 7% over the prior year, or $22.6 million including $6.4 million of acquired sales. Sales to our Strategic

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Accounts grew 14% year over year and sales in our local accounts grew 2.5%.
This growth in our local sales is a new trend. The growth in sales we saw in 2004 all came from our Strategic Sales.

We continue to work to recover the higher cost of paper used to produce our envelope products which recovery has been delayed in some cases due to contractual commitments and competitive pressures. We estimate the negative impact of lower margins on sales of our envelope products was approximately $4 million in the first quarter of 2005. The results at three plants that performed poorly in 2004 continued that performance in 2005 and were $1.6 million lower than in the first quarter of 2004. The profitability from the increased sales did not fully mitigate these negative elements and EBITDA for the quarter therefore decreased $1.3 million to $20.9 million or 6.1% of sales from 6.9% of sales in the first quarter last year. Nonetheless the results came in matching our internal operating plans and as a result they include provision for incentive remuneration which last year's quarterly results did not.


NOW THE RESALE SEGMENT

During the first quarter of 2005, sales of the Resale Segment were up $3.3 million or 3% to $103.2 million from $99.9 million in the same quarter last year. Sales of office products to our retail, wholesale and trade customers were up 22% from the first quarter of 2004. Lower net pricing however, limited our overall revenue growth in these channels to $3.9 million. Sales of business labels and traditional documents to our distributor channel were softer than anticipated in the quarter; however, sales of envelopes in this channel were stronger. Overall sales to our distribution customers were

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down approximately $600K compared to the same period last year.

Overall in the Resale segment, EBITDA for Q1 was $11.0 million, as compared to $13.8 million for the same period last year. This decline, which we had fully anticipated and made part of our 2005 outlook comments at our last conference call, was driven by lower net selling prices for office products sold to our retail and wholesale customers. Higher paper prices, distribution expenses and employee incentive accruals also put negative pressures on profitability. Overall, our EBITDA margin in Resale was still a strong 10.6% in the quarter and this business remains an attractive one for us although not as profitable as it once was. We expect to see profitability trend towards more traditional levels over the next two to three quarters. We have already seen the profitability of our office products channel increase sequentially over last quarter. In parallel all other areas in the segment have seen year over year improvements in profitability.


CORPORATE

Unallocated corporate expenses were up $2.4 million in Q1 from the same period last year to $7 million driven by the costs of the change of CEO. Without these, unallocated corporate expenses would have been essentially flat compared to last year.


LET'S NOW TURN TO SOME GUIDANCE ON THE REST OF 2005.

I've already discussed that we expect to generate $35 million of free cash flow in 2005. I've also pointed out that we expect to see margins in our Resale segment and in particular the office products channel to improve starting in

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the second half of 2005. As we explained in our last earnings conference call, the decline in profitability year over year that we saw in the Resale Segment because of the office products channel pricing pressures is expected to continue in the second quarter of 2005, again on a year over year basis.

When looking at factors beyond our control we still see paper companies attempting to increase prices. Although we expect the advertising environment to continue to grow, print advertising growth is always negatively impacted by rapid paper price increases. Our ability to rapidly pass these on will be a determining factor in our ability to improve margins. To substantially increase profits we will therefore need to both increase sales and contain costs. While I'm confident that we will be able to increase sales, it is somewhat more difficult to predict the margins we will be able to achieve. We will be helped in this matter by increasing capacity utilization.

On the expense side of our business, there are also pressures. Our results in 2003 and 2004 did not meet our internal goals and as a result very little if any management incentive remuneration had been paid out during those two years. So far in 2005 we are closely following our business plan and achieving expected results. We have provided for incentive payments in the first quarter and we expect we will continue to do so in succeeding quarters. These incentives are estimated to represent approximately a 5% increase in total SG&A.

So let me put all these trends together and give you a sense of where our business should go for the rest of 2005:

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1- Sales growth is expected to continue in both segments and this should represent a 4% to 5% positive change on average each quarter (in Q1 we did slightly better than that).

2- Because of the uncertainty of what will happen in the paper cost area, the effect of oil price increases on the costs to us of ink and films, and some risk in our ability to pass on all these increases, I would expect to see Gross Profit margins to remain in the 20% to 21% range.

3- SG&A will stay in a narrow band of 15% to 16% of sales, and an improvement over Q1.

4- Total depreciation for the year should stay at the same level attained in 2004, which is around $47 million.

5- As a result, I continue to expect EBITDA for the full year to improve by a low single digit percentage. This is unchanged from what we discussed in our last conference call.

6- I will emphasize again that because of the wrap around effect of the reduction in the profitability of our Resale Segment which really started in Q3 of 2004, and also because we will incur the remainder of the special charges related to the transition to a new CEO, I expect profitability in Q2 of this year to be relatively flat compared to Q2 2004 and we will see all the 2005 improvement in the second half of the year.


SUMMARY OF THE RESULTS

In summary, Q1 results were on plan. We continued to increase our top line through organic growth. Our margins declined in the quarter as we had expected

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and discussed with you previously. We are fully on track to meet our full year objectives.

I will now turn the call back to Susan Rheney.


[TURN THE CALL BACK TO SUSAN FOR HER COMMENTS.]


My remarks will cover two broad areas, the Board's view on how executing on our present strategy is designed to create shareholder value and the current actions the Board has initiated in response to the recent movements in the Company's stock price.

As you know our strategy is to grow our share of the markets we are in and increase our return on capital employed. On a national basis we bring to our customers an unparalleled array of products and services with which we help them effectively communicate with their own customers. We also operate on a local basis where our customers have access to some of the best people and facilities in the business.

Our Resale Segment has achieved the leading position through its product offerings in the Custom labels channel and the Office products channel. In a sector of low growth we are achieving industry leading growth. Our workflows and distribution capabilities have allowed us to be the best value provider to our customers while attaining healthy margins. We are making it ever easier for our customers to do business with us with the introduction of ecommerce tools, which reduce the total costs of procurement to our customers.

Our Commercial Segment has made great strides in its Solutions Selling to our strategic customers. In the quarter, this activity grew sales by 14% on a year over year basis.

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We have signed new agreements with significant new customers like Intuit to provide visual communications solutions, which are very unique. This growth is the best evidence that our Total Solutions strategy is gaining traction. In our local business sales grew 2.5% during the quarter. Our ability to bring to our customers the very best resources in the industry to answer their specific needs with local customized solutions allows us to build market share. Both our Solutions Sales and our Local sales teams share in the expertise that all of our employees have built in servicing our 40,000 customers.

Our strategy is robust, so now the challenge is to achieve ever better execution. This company has for the past four years gone through probably the worst downturn experienced by the advertising/printing industry. Since the low point of Q2 2002, Cenveo has consistently improved its operating results even in the face of an estimated $60 million of price reductions by taking substantial costs out of the business. We now must accelerate the growth of our profits to industry leading levels, levels that we have traditionally achieved. Managing our costs will be central to our success and completing our CEO search is a key element in our ability to execute our plans better. We are confident that we will add the right person to lead the Cenveo team as Cenveo represents an exciting opportunity and the Company is well positioned for the future.

Let me turn now to the recent activity surrounding our stock and specifically the actions the Board has taken. I want to emphasize again the fact that the Board of Directors takes its Fiduciary Responsibilities seriously. This has always been the case as evidenced by the very high ratings given to Cenveo's corporate governance by ISS. The main obligation of the Board is to ensure that value is created and

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enhanced for all shareholders. To enable us to best discharge that responsibility the board previously announced that we have undertaken a thorough review of Cenveo's strategic alternatives. We have retained top-notch financial and legal advisors to assist us. Of course we cannot predict at this time what the outcome of that review will be. In this endeavor, like in the CEO search, we are proceeding with deliberate speed and deliberate care, consistent with our fiduciary duties. Our goal, once again, is to maximize the long-term value for ALL of our shareholders.


TO CONCLUDE:

     1.   Q1 tracked very closely to internal expectations

     2. We are confident that we will achieve better results in 2005 than in 2004 and we expect that these improvements will occur in the second half of the year 3. Cenveo is rigorously pursuing its strategic business plan and we are seeing traction with increasing sales. At the same time we are continuing cost containment and reduction actions.

     4. The Board and I are committed to act at all times in the best interest of all our shareholders and as we examine the alternatives available to us that commitment will remain undiminished.


This concludes my remarks.


LET'S NOW OPEN THE CALL TO QUESTIONS.





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